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                                  EXHIBIT 6.1
                       "Asset purchase agreement between
                    Investor Service and DBS Holdings Inc."






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THIS OFFER TO PURCHASE is dated for reference March 23, 1999.

BETWEEN:

          DBS HOLDINGS INC. located at 1898 Peardonville Rd.
          Abbotsford BC. V4X 2M4
          (hereinafter called the Buyer)

AND:

          INVESTOR SERVICE located at #101 9668 148th St.
          Surrey BC. V3R 0W2 (http://www.investorservice.com)
          (hereafter called the Seller)


NOW THEREFORE THIS AGREEMENT WITNESSES, that in consideration of the sum of $1.00 paid by each of the parties hereto to the others of them, the receipt of which is hereby acknowledged, and in consideration of the mutual covenant and promises among them as contained herein, the parties agree as follows:

1.0  PROPOSED PURCHASE

     1.1  the domain name investorservice.com
     1.2  any and all contracts negotiated to date by investorservice.com
     1.3  any and all client details

2.0  COMPENSATION

     2.1 The Buyer will compensate the Seller with a payment of $2,500.00 US and 5,000 shares of the Buyer's publicly traded company, for an initial 19% interest in investorservice.com

     2.2 The buyer has a further option to increase its interest in investorservice.com to 100% as set out below.

3.0  SCHEDULE OF COMPENSATION

     3.1 The Buyer will require a Due diligence period from March 23/99 to May 23/99.
     3.2 At the conclusion of the due diligence, May 23/99, the purchaser will require 30-days, to June 23/99, to comply with any rules of the Securities Commission. At the end of this 30-day period a non-refundable payment will be made from the Buyer to the Seller of $2,500.00 US plus 5,000 shares of the Purchaser's publicly traded company for a 19% interest in investorservice.com.

4.0  BUYER's OPTION

     4.1 The Buyer has the option to purchase the remaining 81% of investorservice.com from the Seller for 20,000 shares of the Buyer's publicly traded company payable as follows: three additional 5,000 share blocks, each representing 20%, and one final 5,000 share block, representing 21%, to be dispersed in a timely manner at the discretion of the purchaser on or before March 23/00.


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WITNESS WHEREOF the parties have hereunto executed this Agreement as of the day and year first above written.


Signed, sealed and delivered  )
by STEPHEN STANLEY            )
in the presence of:           )


         [signed]                        [signed]
____________________________  )    ______________________
Name of Witness               )      STEPHEN STANLEY
____________________________  )
                              )
____________________________  )
Address of Witness



Signed, sealed and delivered  )
by Daniel Steunenberg         )
in the presence of:           )


         [signed]                        [signed]
____________________________  )    ______________________
Name of Witness               )      DANIEL STEUNENBERG
____________________________  )
                              )
____________________________  )
Address of Witness


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